Exhibit 99

HILLENBRAND INDUSTRIES REPORTS THIRD QUARTER REVENUES FROM
CONTINUING OPERATIONS OF $461 MILLION

The Company Reports Fully Diluted Earnings Per Share of $0.71, Including A Previously Announced $0.06 Per Diluted Share Charge For A Debt Repurchase.
The Company Also Reaffirms Previously Announced Earnings Guidance for The 2004 Fiscal Year of $3.25 to $3.30 Per Fully Diluted Share.

BATESVILLE, IND., JULY 29, 2004 – Hillenbrand Industries, Inc. (NYSE:HB) today reported unaudited financial results for its fiscal third quarter ended June 30, 2004 which included consolidated net income from continuing operations of $45 million, or $0.71 per diluted share, which includes $0.06 per share of expense from a debt repurchase during the fiscal 2004 third quarter. The quarterly results compare to consolidated net income from continuing operations in the comparable 2003 period of $52 million, or $0.84 per diluted share, which includes a charge of $0.10 per share for a restructuring action taken at Hill-Rom. Revenues for the quarter increased $35 million, or approximately 8.2 percent, to $461 million from $426 million in the prior year comparable period, driven entirely by revenues from acquired businesses.

Frederick W. Rockwood, president and chief executive officer, said, “While our results are credible, given the timing of Hill-Rom’s new product launches and the timing of market conditions in the funeral service industry we are not satisfied with results. However, we are confident that our strategy is sound and that our people are aggressively executing our established game plan. The quarter is notable for progress we’ve made in several key areas. First, our capital structure has been strengthened to support our strategy. Second, we closed both of our previously announced divestitures – of Forethought Financial Services and Hill-Rom’s infant care business, which provides cash and clarity to our portfolio. Third, we continued to manage through Hill-Rom’s unprecedented new product transitions. And, finally, we continued to integrate Hill-Rom’s recent acquisitions on or ahead of schedule.”

In addition he said, “Hill-Rom’s order rates for their new frame product lines have strengthened. We have experienced a significant build in order backlog since January. While funeral service industry volumes were soft in the quarter and Batesville Casket’s performance was below our expectations, all indicators show that Batesville Casket has outperformed its funeral service benchmark companies.”

He added that, “While our earnings were within our range of previous guidance, we can and we intend to do better. In the short-term, we’ll continue our efforts to further strengthen our balance sheet, integrate acquisitions, and take additional actions to reduce costs, increase productivity, and grow revenue by introducing new products and services to meet our customers’ needs. We are excited about the many organic growth opportunities ahead of us. We intend to focus on managing our business for long term shareholder value creation.”

Consolidated Results – Highlights

Gross Profit decreased $4 million to $223 million in the quarter from the prior year third quarter of $227 million. As a percentage of sales, consolidated gross profit margins of 48.4 percent decreased from 53.3 percent in the prior year period due to lower volumes at Hill-Rom, commodity price increases, and the full-quarter inclusion of Mediq, which has lower gross margins.

Other Operating Expenses for the quarter totaled $145 million, an increase from $136 million in the fiscal 2003 third quarter due to the newly acquired companies, which added operating expenses of approximately $14 million. As a percentage of revenues, operating expenses decreased to 31.5 percent in the 2004 period from 31.9 percent in the prior year period.

Cash and Cash Equivalents decreased $129 million to $51 million from $180 million at September 30, 2003 due to the 2002 settlement of litigation with KCI, and our acquisition and divestiture activity. As of July 29, 2004 we had no borrowing on our revolving line of credit and had approximately $100 million in cash.

Primary Working Capital (accounts receivable, plus inventory, minus accounts payable) declined $11 million versus the prior quarter with a $26 million reduction in accounts receivable being the primary driver of the reduction. Inventories increased by $5 million as a result of lower volumes and inventory build in response to our ongoing labor negotiations at Batesville Casket.

Capital Expenditures in the quarter were $28 million, driven primarily by costs related to the implementation of a company-wide enterprise management system, other miscellaneous plant and equipment expenditures related to the introduction of new products, and the replacement of therapy units in the rental fleet. Fiscal year 2004 capital expenditures, including capital expenditures at Mediq, ARI, and NaviCare are expected to approximate $120 million.

Health Care – Highlights

Capital Sales revenue decreased $6 million, or 3.1 percent, to $187 million in the fiscal third quarter of 2004 compared to $193 million in the third quarter of 2003. The revenue decrease was primarily attributable to previously discussed volume declines in bedframe and non-bedframe products – as a result of Hill-Rom’s introduction of and transition to two new bedframe lines, as well as unfavorable competitive pricing. Gross profit decreased $11 million from $100 million to $89 million in the fiscal third quarter of 2004. As a percentage of sales, gross profit was 47.6 percent in the 2004 fiscal third quarter compared to 51.8 percent in the same period of 2003.

Therapy Rental revenue increased $44 million to $121 million from $77 million, due entirely to the addition of Advanced Respiratory’s and Mediq’s revenues. Gross profit increased $11 million to $51 million in the third quarter of 2004, compared to $40 million in the prior year period. As a percentage of sales, gross profit was 42.1 percent in the quarter, down from 51.9 percent in the third quarter of 2003 – attributable to a full quarter of lower margin rates at Mediq, which was acquired during the fiscal second quarter and has yet to see the benefit of our integration savings expectations.

Funeral Services – Highlights

Funeral Services revenue of $153 million decreased $3 million from the $156 million reported in the prior year comparable period. Gross profit decreased $4 million to $83 million in the quarter from $87 million in the comparable prior year period, attributable to both lower volumes and increased commodity prices.

For a more complete review of Hillenbrand’s third quarter results, please refer to its Quarterly Report on Form 10-Q for the quarter-ended June 30, 2004. This report should be filed with the Securities and Exchange Commission (SEC) on Friday, July 30, 2004.

Guidance Summary For 2004

Hillenbrand Industries provides the following guidance for all investors and encourages all current and potential investors to review the Disclosure Regarding Forward-Looking Statements in this press release as well as all financial documents filed with the SEC. All guidance amounts are from continuing operations and before special items. A reconciliation of guidance given in the fiscal 2004 first quarter to the mid-range of current guidance is included in the tables attached to the release.

Outlook for 2004 Fiscal Fourth Quarter Ending September 30, 2004
($ in millions, except EPS)

Revenues:
Health Care sales	$200	to	$209
Health Care therapy rentals	114	to	121
Funeral Services sales	155	to	159
Other		to
Total revenues	469	to	489
Other operating expenses	135	to	140
Income taxes	35	to	37
Diluted earnings per share from continuing operations	$0.92	to	$0.97
Average shares outstanding - diluted			62,500
Estimated gross margins (as a percent of revenues):
Health Care sales			48.0%
Health Care therapy rentals			41.5%
Funeral Services sales			55.0%
Gross margin total			48.5%

Outlook for 2004 Fiscal Year End, September 30, 2004
($ in millions, except EPS)

Net revenues	$1,823	to	$1,843
Gross margin			50%
Other operating expenses	$563	to	$568
Tax rate			39.9%
Diluted earnings per share	$3.25	to	$3.30

Conference Call

The company will sponsor a conference call for the investing public at 9:00 a.m. EDT on Thursday July 29, 2004. In the call, management will discuss the results for the fiscal third quarter ended June 30, 2004, along with expectations for the remainder of 2004. The call is available at www.hillenbrand.com or www.placeware.com/cc/vcc/join?id-w318112&role-attend&pw=ng4cbz during the call and will be archived through August 12, 2004 for those who are unable to listen to the live Web cast. Interested parties may also access the conference call live by dialing 800-811-8830 (International callers 913-981-4904) both are to use confirmation code 318112 at the above time. A replay of the call is also available through August 12, 2004 at 888-203-1112 (719-457-0820 International) Code 318112 is needed to access the replay.

About Hillenbrand Industries Inc.

Hillenbrand, headquartered in Batesville, Indiana, is a publicly traded holding company for two major wholly owned businesses serving the funeral services and health care industries. Hill-Rom Company is a recognized manufacturer of equipment for the health care industry and a provider of associated services for wound, pulmonary and circulatory care. It is also a provider of medical equipment outsourcing and asset management services. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes.

Disclosure Regarding Forward-Looking Statements:

Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “will,” “hope,” “believe,” “planning,” “expect,” “should,” “continue,” or derivatives thereof, but their absence does not mean that the statement is not forward-looking. Forward-looking statements include those regarding guidance for 2004, the Company’s goals for revenue and earnings growth, and the Company’s efforts to further strengthen its balance sheet, integrate acquisitions, and take additional actions that will reduce costs, increase productivity, and enable the Company to develop new products and services to meet customer needs. It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. They are not guarantees of future performance. Reduced volumes at Hill-Rom, further increased commodity pricing or unavailability of raw materials, which affects both Hill-Rom and Batesville Casket, and potential work stoppages could adversely affect the Company’s results and cause actual results to fall short of those indicated in forward-looking statements, including guidance for 2004. Other factors that could cause actual results to differ include but are not limited to: the Company’s dependence on its relationships with several large national providers and group purchasing organizations, changes in death rates, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, the success of the implementation of the Company’s enterprise resource planning system, compliance with FDA regulations, tax-related matters, potential exposure to product liability claims, failure of the Company to execute its acquisition strategy through the consummation and successful integration of acquisitions and the ability to retain executive officers and other key personnel. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2003 and, when filed, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. The Company assumes no obligation to update or revise any forward-looking statements. Readers should also refer to the various disclosures made by the Company in the Company’s periodic reports on Forms 10-K, 10-Q and 8-K filed with the SEC.

Hillenbrand Industries

Condensed Financial Information

Unaudited

(Dollars in millions)

Condensed Statement of Earnings	3Q04	2Q04	1Q04	4Q03	3Q03
Net revenues
Health Care sales	$183	$174	$165	$198	$193
Acquisition revenue - Mediq	4	3
Health Care therapy rentals	76	80	81	80	77
Acquisition revenue - ARI	16	16	12
Acquisition revenue - Mediq	29	23
Funeral Services sales	153	176	164	156	156

Total revenues	461	472	422	434	426
Cost of revenue
Health Care cost of sales	97	91	86	96	93
Acquisition cost of revenues - Mediq	1	1
Health Care therapy rental expenses	42	42	38	40	37
Acquisition cost of revenues - ARI	5	6	5
Acquisition cost of revenues - Mediq	23	17
Funeral Services cost of sales	70	76	74	69	69

Total cost of revenue	238	233	203	205	199
Gross profit
Health Care	86	83	79	102	100
Acquisition - Mediq	3	2
Health Care therapy rentals	34	38	42	40	40
Acquisition - ARI	11	10	8
Acquisition - Mediq	6	6
Funeral Services	83	100	90	87	87

Total gross profit	223	239	219	229	227
Operating expense	145	138	146	138	136
Income from continuing operations	45	53	45	42	52
Net Income	$39	$(48)	$57	$6	$62

Diluted earnings per share:
Earnings per share from continuing operations	$0.71	$0.84	$0.72	$0.68	$0.84
Earnings per share	$0.62	$(0.76)	$0.91	$0.10	$1.00
Dividends per common share	$0.27	$0.27	$0.27	$0.25	$0.25
Capital Structure
Cash and cash equivalents	$51	$80	$70	$180	$262
Total debt	$399	$440	$155	$156	$328
Equity	$1,040	$1,040	$1,088	$1,038	$1,044

Hillenbrand Industries

Condensed Consolidated Earnings

Unaudited

(Dollars in millions)

	Quarter			YTD
Condensed Statement of Earnings	3Q04	3Q03	Y / Y %	3Q04	3Q03	Y / Y %
Net revenues	$412	$426	8%	$1,251	$1,260	8%
Acquisition revenue - ARI	16			45
Acquisition revenue - Mediq	33			59
Cost of revenue	209	199	20%	615	604	12%
Acquisition cost of revenue - ARI	5			16
Acquisition cost of revenue - Mediq	24			43

Gross profit	223	227	(2%)	681	656	4%
Operating expense	145	136	(7%)	429	406	(6%)
Other income / (loss)	(4)	(12)		(12)	(39)
Income tax expense	29	27		97	71

Income from continuing operations	45	52	(13%)	143	140	2%
Discontinued operations (net of tax)	(6)	10		(95)	(8)

Net Income	$39	$62		$48	$132

Diluted earnings per share:
Earnings per share from continuing operations	$0.71	$0.84		$2.27	$2.25
Earnings per share	$0.62	$1.00		$0.76	$2.13
Average common shares outstanding - diluted (thousands)	62,637	62,194		62,603	62,153